Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Stephanie Carrington / Sara Ephraim (investors) (646) 536-7017 / 7002 scarrington@theruthgroup.com sephraim@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Submits NDA for NGX-4010 Dermal Capsaicin Patch for

Treatment of Postherpetic Neuralgia (PHN)

Marketing Application Submitted on Schedule

San Mateo, Calif., (October 22, 2008) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, announced today that it has submitted a new drug application (NDA) with the U.S. Food and Drug Administration (FDA) for approval to market its investigational product candidate, NGX-4010, for the management of pain due to postherpetic neuralgia (PHN). NeurogesX anticipates that the application, which is subject to acceptance by the FDA, will be subject to a standard review with a Prescription Drug User Fee Act (PDUFA) date in the second half of 2009.

NGX-4010, the Company’s lead product candidate, is a dermal high-concentration capsaicin patch. The NDA submission is supported by two pivotal studies of NGX-4010 in patients with PHN. The results of these clinical trials show a statistically significant reduction in pain from baseline for up to 12 weeks after a single 60-minute application of the dermal patch. In these studies, NGX-4010 could be administered either as a monotherapy or in combination with other systemic neuropathic pain medications. The most common adverse reactions associated with NGX-4010 were redness, pain, and itching at the application site during and shortly after application. The NDA clinical package includes data on over 2300 patients with neuropathic pain.

Anthony DiTonno, President and CEO, commented, “Our top priority is to secure marketing approval of NGX-4010 in both the United States and Europe. With the submission of our NDA and the ongoing review of our Maketing Authorization Application in the European Union, from which we anticipate a decision in the first half of 2009, we look forward with excitement to the potential for approval and subsequent commercial launch of NGX-4010 in both the United States and the European Union.”

PHN is a chronic painful condition that develops in approximately 20% of patients following a herpes zoster (shingles) outbreak. An estimated one million people in the United States develop shingles annually. Current treatments for PHN include antidepressants, anticonvulsants, topical agents and opioid analgesics.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate NGX-4010, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions, that the Company believes offers significant advantages over other pain therapies. NeurogesX’ marketing authorization application (MAA) to the European Medicines Agency (EMEA) was accepted for review in September 2007 and NeurogesX submitted a new drug application (NDA) with the U.S. Food and Drug Administration (FDA) in October, 2008 for PHN.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 is currently in a Phase 1 clinical trial. The objective of the development program for NGX-1998 is to determine its ability to provide protracted pain relief from a single treatment. As a liquid, NGX-1998 is expected to be suitable for areas of the skin where dermal patches may be difficult or impractical to apply, such as the hairline. NGX-1998 is being developed with the goal of it becoming a product that has the potential to be used by a broad spectrum of the physician population. NGX-1998 was previously studied in two Phase 1 studies in healthy volunteers conducted under an exploratory investigational new drug application.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing of regulatory decisions with respect to the MAA for NGX-4010 in the European Union and the NDA for NGX-4010 for PHN with the FDA, including the potential PDUFA date for the NDA; the potential markets for NeurogesX’ product candidates and the expected benefits of NeurogesX’ product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; any regulatory approvals which are received may be limited to certain indications; physician or patient reluctance to use NGX-4010 or NGX-1998, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of NeurogesX’ product candidates and the advantages of NeurogesX’ product candidates over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.